UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 2, 2005

LSI LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-10317 (Commission File Number)	94-2712976 (IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On June 2, 2005, in connection with the appointment of Abhijit Y. Talwalkar as the President and Chief Executive Officer of LSI Logic Corporation (the “Company”), the Company granted Mr. Talwalkar a nonstatutory stock option to purchase 2,000,000 shares of Company common stock under the Company’s 2003 Equity Incentive Plan at an exercise price per share equal to the closing price per share of the Company’s common stock on the New York Stock Exchange on the date of grant. This grant was made in accordance with the terms of Mr. Talwalkar’s employment agreement, a copy of which was filed on May 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K announcing his appointment.

     The shares subject to the option are scheduled to fully vest six (6) years after the date of grant, whether or not the performance criteria described below are met, subject to Mr. Talwalkar’s continued employment with the Company through such vesting date.

     The Compensation Committee of the Board of Directors has determined the performance criteria. Meeting such criteria annually would result in accelerated vesting over three (3) years, at one-third of the total shares underlying the option each year, subject to Mr. Talwalkar’s continued employment on each scheduled vesting date. Vesting each year requires that the Company meet certain metrics for both revenue and operating profit. Cumulative metrics for both revenue and operating profit must first be met before any test of current year metrics and determination of vesting for that year’s option shares can occur. If the metrics for both revenue and operating profit are not met for a particular year, but the cumulative metrics are met in a following year, the prior year’s or years’ unvested option shares shall vest.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI LOGIC CORPORATION, a Delaware corporation
By:	/s/ David G. Pursel
David G. Pursel
Vice President, General Counsel and Corporate Secretary

Date: June 8, 2005